Exhibit 10.10

This is a translation of the original text in Chinese

July 18, 2012

Each Party Listed in Annex I

Conew Network Technology (Beijing) Co., Ltd.

And

Beijing Kingsoft Network Technology Co., Ltd.

Shareholder Voting Proxy Agreement

With respect to

Beijing Kingsoft Network Technology Co., Ltd.

Shareholder Voting Proxy Agreement

The Agreement is made and entered into by and among the following Parties on July 18, 2012 Beijing:

1.	Each party listed in Annex I (hereinafter respectively referred to as an “Existing Shareholder” and collectively referred to as the “Existing Shareholders”),

2.	Conew Network Technology (Beijing) Co., Ltd. (hereinafter referred to as “Conew Network”)

Registered Address: Room150, Building 1, No.3 Xijing Road, Hi-Tech Park,Badachu,Shijingshan District, Beijing

Legal Representative: Sheng FU

3.	Beijing Kingsoft Network Technology Co., Ltd. (hereinafter referred to as the “Company”)

Registered Address: Room1592A, Building 3, No.3 Xijing Road, Hi-Tech Park,Badachu,Shijingshan District, Beijing

Legal Representative: Jun LEI

Whereas:

1.	The Existing Shareholders are the registered shareholders of the Company, who collectively hold 100% shares of the Company; and

2.	The Existing Shareholders intend to appoint the persons designated by Conew Network to exercise their voting rights in the Company, and Conew Network intends to designate specific persons to accept such appointment.

Now THEREFORE, the Parties hereby reach the agreement as follows:

Article 1 Shareholder Voting Proxy

1.1	The Existing Shareholders hereby irrevocably undertake that, after execution of the Agreement, they will respectively sign a power of attorney (in the form set forth in Schedule I of the Agreement) to appoint the persons designated by Conew Network (hereinafter referred to as the “Proxies”) to exercise the following rights entitled by the Existing Shareholders as the shareholders of the Company pursuant to the Company’s then effective articles of association (hereinafter collectively referred to as the “Proxy Rights”):

(1)	The right to convene and attend, as agents of the Existing Shareholders, the Company’s shareholder meetings in accordance with the Company’s articles of association;

(2)	The right to exercise voting rights on behalf of the Existing Shareholders with respect to matters required to be discussed and resolved at the shareholders meetings, including but not limited to the nomination and election of the executive directors and senior management such as the manager of the Company; and

(3)	Other voting rights of the shareholders set forth in the articles of association of the Company, as amended from time to time.

Provided that Conew Network agrees to the above-mentioned authorization and appointment. If and only if Conew Network sends out a written notice of displacing the Proxies to all the Existing Shareholders, the Existing Shareholders shall immediately appoint other persons designated by Conew Network then to exercise the above-mentioned Proxy Rights. Once provided, the new letter of attorney shall replace the original one. Except for what mentioned above, the Existing Shareholders shall not revoke the authorization and appointment provided to the Proxies.

1.2	The Proxies shall cautiously and diligently perform the fiduciary duty according to law within the scope of authority stipulated in the Agreement. For any legal consequence arising from the above-mentioned Proxy Rights, the Existing Shareholders agree to accept and assume the corresponding responsibilities. Where the Existing Shareholders suffer any material loss due to wilful conduct or gross negligence of the Proxies, the Existing Shareholders shall be entitled to require the Proxies to compensate for the same.

Article 2 Information Rights

2.1	For the purpose of exercising the Proxy Rights hereunder, the Proxies shall be entitled to be informed of various information on the operation, business, clients, finance and employees etc., and to look up relevant data of the Company. The Company shall provide full cooperation in this respect.

Article 3 Exercise of the Proxy Rights

3.1	The Existing Shareholders shall provide the Proxies with sufficient assistance in exercising the Proxy Rights, including signature of shareholders’ resolutions or any other legal documents made by Proxies as with the Company in a timely manner when necessary (for example, for the purpose of meeting the reporting documents required for approval, registration or filing by any government bodies).

3.2	If at any time within the valid period of the Agreement, the granting or the exercising of the Proxy Rights hereunder cannot be achieved for any reasons (other than any breach of the Existing Shareholders or the Company), the Parties shall immediately seek for the alternative solution most similar to the unachievable provision, and sign a supplementary agreement to amend or to adjust the terms of the Agreement when necessary, thus to ensure the continuous realization of the purpose hereof.

Article 4 Disclaimer and Indemnification

4.1	The Parties hereby confirm that, in no event shall Conew Network be required to assume any responsibility or to make any economic compensation or other compensations to any other Parties or any third parties with respect to the exercise of the Proxy Rights hereunder by the persons designated by Conew Network.

4.2	The Existing Shareholders and the Company agree to indemnify Conew Network and the Proxies for any and all losses incurred or to be potentially incurred due to the exercising of the Proxy Rights hereunder by the Proxies and to protect Conew Network and the Proxies from any harm, including without limitation, any loss arising from any litigation, recovery, arbitration, claim initiated by any third parties or any administrative investigations or penalty by any government bodies. However, such losses shall not include those caused by any wilful conduct or gross negligence of the Proxies.

Article 5 Representations and Warranties

5.1	The Existing Shareholders hereby represent and warrant that:

5.1.1	They are Chinese citizens; they have full and independent legal status and legal capacity; they have already obtained appropriate authorization to execute, deliver and perform the Agreement; and they may constitute subjects of litigations independently.

5.1.2	They have full capacity and authorization to sign and to deliver the Agreement and any other documents relevant to the Agreement and to be signed by them. They have full capacity and authorization to complete the transactions contemplated by the Agreement. Once the Agreement is legitimately and duly signed and delivered by them, the Agreement will constitute their legitimate and binding obligations, which may be enforceable against them in accordance with the provisions of the Agreement.

5.1.3	They are rightful shareholders registered in the register of shareholders when the Agreement comes into force. Apart from the rights stipulated in the Agreement, Equity Pledge Agreement and Exclusive Equity Option Agreement concluded and entered into by and among them and Conew Network, there is no other third-party right on the Proxy Rights. According to the Agreement, Conew Network may fully and completely exercise the Proxy Rights in accordance with the valid articles of association of the Company then.

5.2	Conew Network and the Company hereby represent and warrant respectively that:

5.2.1	It is a company duly incorporated and legally existing under the laws of its place of incorporation; it has qualification of being a legal person; it has full and independent legal status and legal capacity to execute, deliver and perform the Agreement; and it may constitute a subject of litigation independently.

5.2.2	It has full capacity and authorization to sign and to deliver the Agreement and any other documents relevant to the Agreement and to be signed by them. It has full capacity and authorization to complete the transactions contemplated by the Agreement.

5.3	The Company further represents and warrants that:

The Existing Shareholders are the shareholders registered in the register of shareholders of the Company when the Agreement becomes effective, who are collectively holding 100% shares of the Company. Apart from the rights stipulated in the Agreement, Equity Pledge Agreement and Exclusive Equity Option Agreement as mentioned in Article 5.1.3, there is no other third-party right on the Proxy Rights. According to the Agreement, the Proxies may fully and completely exercise the Proxy Rights in accordance with the valid articles of association of the Company then.

Article 6 Term of the Agreement

6.1	The Parties agree that the Agreement shall come into force upon the date of being signed or stamped by the Parties. Unless it is terminated at an earlier date upon the written agreement of the Parties or in accordance with the provision of Article 8.1, the Agreement shall remain in full effect for ten (10) years. Unless Conew Network notifies each Party of not renewing the Agreement in thirty (30) days’ advance, the Agreement shall be automatically renewed for one (1) year upon expiry of the original valid term, and so forth afterwards.

Article 7 Notices

7.1	Any notice, request, demand and other communication to be given under or in connection with the Agreement shall be in writing and served to the relevant Parties.

7.2	The above-mentioned notice or other communication shall be deemed to have been received: at the time of transmission if sent by fax or email; at the time of delivery if delivered personally; and five (5) days after the date of posting if sent by mail.

Article 8 Events of Default

8.1	The Parties agree and confirm that, if any Party (hereinafter referred to as the “Defaulting Party”) materially breaches any provision hereunder, or materially fails to perform any of the obligations hereunder, it constitutes a breach of the Agreement (hereinafter referred to as the “Default”). Any of the non-defaulting Parties whose interests are impaired (hereinafter referred to as the “Non-defaulting Parties”) shall be entitled to require the Defaulting Party to rectify the Default or to take remedial actions. If the Defaulting Party fails to rectify the Default or to take remedial actions within the reasonable period or within ten (10) days after relevant Non-defaulting Party gives a written notice to the Defaulting Party, the relevant Non-defaulting Party shall be entitled at its sole discretion: (1) to terminate the Agreement and to require the Defaulting Party to provide full compensation for damages; or (2) to require the Defaulting Party to specifically perform its obligations hereunder and to provide full compensation for damages.

8.2	The Parties agree and confirm that, unless otherwise stipulated by the laws or the Agreement, in no event shall the Existing Shareholders or the Company be entitled to require early termination of the Agreement for any reason.

8.3	Notwithstanding any other provisions in the Agreement, the validity of Article 8 hereof shall not be affected by suspension or termination of the Agreement.

Article 9 Miscellaneous

9.1	The Agreement is made in Chinese in quadruplicate, with each Party to the Agreement holding one (1) counterpart.

9.2	The conclusion, validity, performance, amendment, interpretation and termination of the Agreement shall all be governed by the laws of the People’s Republic of China.

9.3	Any dispute arising from the interpretation and performance of the provisions hereunder shall be settled by the Parties through consultations in good faith. In case that no agreement on the settlement of such disputes can be reached within thirty (30) days after one Party puts forward the requirement of dispute settlement, any Party can submit the relevant disputes to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration which shall be conducted in accordance with the CIETAC’s arbitration rules effective at the time of applying for arbitration. The arbitration place shall be Beijing; the language of arbitration shall be Chinese. The arbitral award is final and binding upon the Parties.

9.4	Any right, power and remedy conferred to a Party under any provision of the Agreement shall not exclude any other right, power or remedy enjoyed by such Party according to the laws or under any other provision of the Agreement, and the exercise of its right, power and remedy by a Party may not preclude its exercise of any other right, power and remedy enjoyed by that Party.

9.5	No failure or delay by any Party in exercising any right, power or remedy under the Agreement or stipulated by law (“Such Right”) shall constitute a waiver of Such Right; and any single or partial waiver of Such Right shall not preclude any exercise of Such Right in any other way or any exercise of its other rights, powers or remedies.

9.6	The headings hereunder are inserted for convenience only and in no event shall they be utilized for nor shall they affect the interpretation of c the interpretation of the provisions of the Agreement.

9.7	The provisions of the Agreement shall be divided from and independent of each other. If any one or more provisions of the Agreement become illegitimate, invalid or unenforceable at any time, the validity, legitimacy and enforceability of the remaining provisions hereof shall not be affected.

9.8	No amendment or supplement to the Agreement shall come into force unless and until it is made in writing and has been duly signed by the Parties hereto.

9.9	Without prior written consents of the other Parties, no Party may assign any of its rights and/or obligations hereunder to any third party.

9.10	The Agreement shall be binding upon the legitimate successors of each Party.

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IN WITNESS WHEREOF, the Parties hereby execute the Agreement on the date and at the location first above written.

Ming XU

Signature:	/s/ Ming XU

Wei LIU

Signature:	/s/ Wei LIU

Conew Network Technology (Beijing) Co., Ltd.
(Stamp)

Signature:	/s/ Common Seal of Conew Network Technology (Beijing) Co., Ltd.
Name: Sheng FU
Title: Legal Representative

Beijing Kingsoft Network Technology Co., Ltd.
(Stamp)

Signature:	/s/ Common Seal of Beijing Kingsoft Network Technology Co., Ltd.
Name: Jun LEI
Title: Legal Representative

Annex I

Existing Shareholders

No.	Name	ID Card No.	Shareholding
01	Ming XU	***	50%
02	Wei LIU	***	50%

Schedule I

Power of Attorney